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                                                                   Exhibit 10.86
By Hand

                                                    As of May 9, 1995

Mr. John Moore
50 Central Park West
Apartment 3-B
New York, New York 10023

Dear John:

                  We are pleased to offer you the executive position of President and CEO of Western Publishing Company, Inc. (WPC). This letter agreement sets forth our mutual understanding of the essential terms of your employment.

1. Title, Scope of Duties. President and chief executive officer of WPC, based in Racine, Wisconsin, with senior executive responsibility for all aspects of that company's day-to-day operations. Also, you will be nominated at the upcoming annual stockholders meeting to serve as a member of the Board of Directors of Western Publishing Group, Inc. (WPGI).

                  As of your start date the Office of the President of WPC will be officially disbanded and the four Senior Vice Presidents will become your direct reports. During a transition period, spanning the next three months, the former members of the Office of the President (including me) will meet with you regularly to review current major issues, revise and finalize the budget for the current fiscal year, and plan future strategy with the objective of returning WPC to solid profitability (15% to 20% operating profit margin) and sustainable sales growth (10% to 15% annually).

                  As President of WPC you will report directly to me as Chairman and CEO of WPGI. Realizing that it is difficult to delineate the precise details of our relationship, we have discussed some of my key areas of concern and focus. These include: personnel decisions for vice president level and above; designing and monitoring a budget and capital expenditure plan which lead to attainment of our profitability and sales growth goals; eliminating waste and inefficiencies in all aspects of WPC's operations, but particularly in product development, manufacturing and distribution; and cultivating and maintaining contact with key WPC relationships such as licensors and customers.

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                  While it is my intention to stay apprised of your progress, intentions and activities in these key areas, as you know it is also my objective to reverse the degree of day-to-day involvement I have had over the past year in WPC's management. I am confident, based on our discussions to date, that we will be able to forge a mutually beneficial partnership which fully utilizes our respective skills and attains our objectives and aspirations for WPC.

2. Term; Extensions. Commencing May 29, 1995 and extending until May 31, 1998, with one-year evergreen renewals thereafter assuming neither party has given notice of termination within six months of the ending date of any such term.


3. Salary and Bonus. $415,000 per year, payable in accordance with WPC's customary policies for senior executives and subject to annual review (and increase) based on those policies. You will participate in WPC's Management Incentive Plan and be eligible for bonuses in accordance with the provisions of that plan or its successor plans. At the end of your first year of employment you will receive a guaranteed bonus payment of at least $200,000. At the end of your fifth year of employment, you will receive a bonus payment of $75,000 (in addition to any other bonus amount you might otherwise be entitled to) if the price of the Company's common stock is not trading above $14.00 per share at that time.

4. Stock Options. A grant of options to purchase 300,000 shares of WPGI common stock, upon the endorsement of the Stock Option Committee of the Board of Directors. These options will be governed by the general terms and conditions of options granted under WPGI's Stock Option Plan, along with the following terms relating to exercise price and vesting schedule:

Employment    Exercise    # of Shares    Exercise    # of Shares    Total Share
Year (End)      Price       Vesting        Price       Vesting        Vesting
- - ----------    --------    -----------    --------    -----------    -----------
    1           $9.50        30,000       $13.50        30,000         60,000
    2           $9.50        30,000       $13.50        30,000         60,000
    3           39.50        30,000       $13.50        30,000         60,000
    4           $9.50        30,000       $13.50        30,000         60,000
    5           $9.50        30,000       $13.50        30,000         60,000
                                                                      -------
                                                                      300,000

5. Benefits. You will be entitled to participate in all of the current and future benefits and perquisites made available to senior executives of WPC in accordance with company policies, including those relating to relocation, health, disability, life insurance, pension, country club and entertainment.

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6. Termination by WPC. In the event WPC terminates your employment for any reason other than "cause", you will receive (i) base salary continuation for twelve months, and (ii) the pro-rata share of any bonus which would have been earned by the end of that year under the Management Incentive Plan assuming your employment had not been terminated. If within this salary continuation period you obtain other employment, WPC's obligation to pay your base salary would be reduced by fifty percent of the new compensation earned over the balance of that period.

7. Termination in the Event of a Change of Control. If a "change of control" occurs, and (i) within six months of that event you elect to terminate your employment for "good reason", or (ii) within eighteen months of that event WPGI terminates your employment for any reason (including by WPC giving notice under Section 2 that it will not renew for an evergreen term), you will receive 24 months of base salary continuation. Furthermore, upon the occurrence of a change of control the WPGI options described in Section 4 would accelerate so that the entire 300,000 share grant would become immediately vested at the exercise prices scheduled above, and the period within which you may exercise those options shall be extended to two years regardless of the fact that you might no longer be an employee of WPGI.


Recognizing that payments which should be made to you in the event of a change of control may qualify as "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended, the parties agree to adjust, reduce or eliminate such payments so as to avoid any taxation under Section 4999 of the Code.

8. Definitions. "Cause" means (i) your willful and continued failure or disability to substantially perform your duties, (ii) insubordination, or willful failure to execute company plans and/or strategies, (iii) acts of dishonesty resulting or intending to result in personal gain or enrichment at the expense of WPGI (or its subsidiaries), or (iv) conviction for a felony

                  "Change of control" means (i) the sale, merger, consolidation or any other extraordinary corporate transaction(s) involving WPGI or WPC which results in the then common stockholders of WPGI owning less than 50% of the common equity of the resulting company or its parent, or (ii) a change in composition of the Board of Directors of WPGI as the result of a proxy contest, corporate transaction or other agreement which results in the replacement, elimination or increase in membership such that the board members in office just prior to that event cease to constitute a majority of the new board.

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                   "Good reason" means (i) a change in location of employment outside a 75 mile radius from Racine, Wisconsin, (ii) a material change in the nature and scope of authority and duties from those exercised or performed just prior to the change of control, or (iii) a reduction in total compensation from what was in effect just prior to the change of control.

                   If you agree that this letter agreement establishes the basic elements and provisions of your employment by WPC, please signify your acceptance by signing below and returning a copy to me.

                                          Sincerely,

                                          /s/ Richard A. Bernstein
                                          Richard A. Bernstein

Agreed to and Accepted
   as of the date first
   written above

/s/ John Moore
John Moore